Exhibit 99.1

Sino Payments Through Its Subsidiary Tap e-Payment Services (HK) Limited Receives Order to Provide Electronic Funds Transfer Service to SOGO Department Stores in Hong Kong

Press Release Source: Sino Payments, Inc. On Thursday March 17, 2011, 9:00 am EDT

HONG KONG--(BUSINESS WIRE)-- (OTCBB:SNPY.ob - News) a technology Company providing proprietary IP transaction processing services to the retail industry, today announced that it has received a 5-years service agreement to provide electronic funds processing for SOGO Department Stores in Hong Kong, China. The service order was received from venture partner TAP Group through the Company’s subsidiary Tap e-Payment Services (HK) Limited.

Even with a 50% rise in year on year merchant locations accepting cards in China since 2002, the growth in the electronic transaction-processing sector remains significantly underserved. An estimated 10% of China's merchants accept credit and debit cards leaving room for unprecedented growth.

SOGO Department Stores is considered to be one of the largest and most preferred shopping destinations in Hong Kong and Shanghai. With estimated annual sales in Hong Kong in excess of three hundred thirty five million US dollars, SOGO represents a significant opportunity for Sino Payments, Inc. to provide IP transaction processing for their credit and debit card sales.

Matthew Mecke, CEO of Sino Payments, Inc. stated, “We are very excited to receive this opportunity with SOGO Hong Kong. I am very happy also to announce this first of many revenue generating purchase orders we have received recently and the beginning of our client contract and related revenue kick off. We look forward to offering our transaction services to additional retailers of this magnitude in the very near future.”

About SOGO Department Stores (www.sogo.com.hk)

SOGO HONG KONG CO., LTD (or “SOGO”) commenced its operations in 1985 and is considered to be the largest Japanese-style department store chain in China. Through out the years, SOGO has experienced continuous expansion. With its aim to creating the best and most ideal shopping environment for its shoppers. SOGO CWB has a dimension of 400,000 sq. ft.. On 15 April 2004, Lifestyle International Holdings Limited, the holding company of SOGO, was successfully listed on The Stock Exchange of Hong Kong Limited.

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